UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 26, 2017 (October 22, 2017)

Aetna Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16095 (Commission File Number)	23-2229683 (IRS Employer Identification No.)

151 Farmington Avenue, Hartford, CT (Address of principal executive offices)		06156 (Zip Code)

Registrant's telephone number, including area code:		(860) 273-0123

Former name or former address, if changed since last report:		N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Overview

On October 22, 2017, Aetna Inc. (“Aetna”) and Hartford Life and Accident Insurance Company, a Connecticut insurance company (“Purchaser”) and an indirect wholly owned subsidiary of The Hartford Financial Services Group, Inc., entered into a Master Transaction Agreement (the “Transaction Agreement”) pursuant to which Aetna will sell its domestic group life insurance, group disability insurance and absence management businesses (collectively, the “Business”) to Purchaser for cash consideration of $1.45 billion (the “Transaction”). As part of the Transaction, among other things, (a) Aetna Life Insurance Company, a Connecticut insurance company and wholly owned subsidiary of Aetna (“ALIC”), will cede to Purchaser, and Purchaser will reinsure, on a 100% coinsurance basis, policy liabilities related to the Business pursuant to a reinsurance agreement between Purchaser and ALIC to be entered into on the closing date, (b) Purchaser will purchase from Aetna and its affiliates assets and assume liabilities and assigned contracts related to the Business, and (c) assets related to and supporting the life and disability insurance policies will be transferred to a trust established by Purchaser for ALIC’s benefit.

Representations, Warranties and Covenants

The Transaction Agreement and the agreements to be entered into in connection therewith contain customary representations, warranties and covenants, including, among others, covenants by Aetna to, subject to certain exceptions, conduct its business in the ordinary course during the interim period between the execution of the Transaction Agreement and the closing. Subject to certain exceptions, Aetna has agreed not to compete with the Business for 42 months after closing and not to solicit or employ any transferred employees or certain key employees of Purchaser for two years after closing, and Purchaser has agreed not to solicit or employ certain Aetna sales representatives for 24 months after closing.

Closing Conditions

The obligation of the parties to consummate the Transaction is subject to customary closing conditions, including, among others, (1) the absence of legal impediments in the United States or any of its territories to the consummation of the Transaction, (2) compliance by Purchaser and Aetna in all material respects with their respective obligations under the Transaction Agreement and (3) subject in most cases to exceptions that do not rise to the level of a “Material Adverse Effect” or “Purchaser Material Adverse Effect” (each as defined in the Transaction Agreement), as applicable, the accuracy of representations and warranties made by Purchaser and Aetna, respectively. In addition, Aetna’s obligation to consummate the Transaction is subject to there not having occurred any of the following events (each, a “Triggering Event”): (1) Purchaser fails to maintain a risk based capital ratio of at least 225%; (2) Purchaser fails to maintain its license in Connecticut to provide ALIC with statutory reserve credit for the reinsurance; or (3) Purchaser is placed into rehabilitation, liquidation or other delinquency proceeding.

Indemnity

Pursuant to the Transaction Agreement, each of Aetna and Purchaser will indemnify the other party for breaches of their respective representations, warranties and covenants, as well as additional indemnities, in the case of Aetna, in favor of Purchaser for excluded liabilities and taxes, and, in the case of Purchaser, in favor of Aetna, for assumed liabilities and the operation of the Business after closing. The indemnification obligations are subject to customary limitations.

Termination

Each party may terminate the Transaction Agreement under certain circumstances, including, among other things, (1) if the Transaction has not been consummated by February 1, 2018 (subject to Aetna’s right to extend the end date to not later than March 31, 2018 if not all governmental consents have been obtained) or (2) due to the other party’s breach in any material respect of the provisions of the Transaction Agreement that would cause a failure of any of the conditions to closing described above. Aetna may terminate the Transaction Agreement if all other conditions to closing have been satisfied or waived and a Triggering Event exists.

Description of Transaction Agreement Not Complete

The foregoing description of the Transaction Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Transaction Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed as part of this Current Report:

2.1	Master Transaction Agreement by and between Aetna Inc. and Hartford Life and Accident Insurance Company dated as of October 22, 2017*

*     Aetna agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

Exhibit Index

Exhibit Number	Description

2.1	Master Transaction Agreement by and between Aetna Inc. and Hartford Life and Accident Insurance Company dated as of October 22, 2017*

*       Aetna agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2017

Aetna Inc.

By:	/s/ Sharon A. Virag
	Name:	Sharon A. Virag
	Title:	Vice President, Controller and Chief Accounting Officer